Exhibit 2.1

(TRANSLATION)

SPECIMEN COMMON STOCK CERTIFICATES

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

(SPECIMEN)

SHARE CERTIFICATE

OF

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

Share Certificate Representing __________ Shares

No.________

Trade Name of the Company ... Matsushita Electric Industrial Co., Ltd.

This is to certify that the person named on the reverse side hereof is the shareholder of the number of shares above.

Filing and Paying tax of Stamp Tax Approved by Tax Office

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

President Fumio Ohtsubo (Seal)

				Date of Issuance of Share Certificate			
	Name of Shareholder	Date of Registration	Seal to Certify Registration		Name of Shareholder	Date of Registration	Seal to Certify Registration
1				5			
2				6			
3				7			
4				8			

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
No.__________